Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
April 23, 2018

Farmers and Merchants Bancshares, Inc.	Contact:	Mr. James R. Bosley, Jr.
4510 Lower Beckleysville Rd, Suite H		President
Hampstead, Maryland 21074		410-374-1510, ext. 104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS RECORD FIRST

QUARTER EARNINGS OF $0.67 PER SHARE

UPPERCO, MARYLAND (April 23, 2018) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent of Farmers and Merchants Bank (the “Bank”), announced that net income for the three months ended March 31, 2018 was $1,122,118 or $0.67 per share compared to $983,557 or $0.59 per share for the same period in 2017, an increase in earnings of $138,561 or 14%. This is the highest first quarter net income in the history of the Company.

Net interest income for the three months ended March 31, 2018 was $131,086 higher than the same period last year due to a $24 million increase in average interest-earning assets offset by a decline in the taxable equivalent net yield on interest earning assets to 3.87% from 4.03%. Non interest income increased by $37,236 primarily as a result of the gain on the sale of an SBA loan. Noninterest expense increased by $126,022 in the first quarter of 2018 compared to the same period last year due to usual salary increases and higher employee benefit costs. Income taxes were $96,261 lower in the quarter ended March 31, 2018 compared to the same quarter in 2017 due to the lower federal tax rate as a result of the Tax Cuts and Jobs Act enacted in December 2017.

The Company’s return on average equity during the first quarter of 2018 was 10.58% compared to 9.96% during the first quarter of 2017. The Company’s return on average assets was 1.11% in 2018 compared to 1.02% during the same period last year.

Total assets at March 31, 2018 were $411 million, an increase of $8 million from the $403 million recorded at December 31, 2017. The loan portfolio increased $4 million to $337 million at March 31, 2018 from $333 million at December 31, 2017. Deposits increased $14 million to $334 million at March 31, 2018 from $320 million at the end of 2017. The book value of the common stock of the Company was $25.60 per share at March 31, 2018, compared to $25.06 per share at the end of 2017.

James R. Bosley, Jr., President and CEO, commented “We are pleased that 2018 has started with increased earnings despite continuing pressure on our interest margin. Our core earnings are higher as a result of the continued growth of our high quality loan portfolio and effective management of our overhead expenses. In addition, we are already benefiting from the lower federal income tax rate.”

About the Company

The Company is a registered bank holding company and the parent of the Bank. The Bank was chartered in Maryland in 1919, and is currently celebrating over 98 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30 and Route 795 corridors from Owings Mills, Maryland to the Pennsylvania State line. The main office is located in Upperco, Maryland, with six additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, and Westminster. Certain broker-dealers make a market in the Company’s common stock, and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by the Company with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31,	December 31,
	2018	2017
	(Unaudited)
Assets

Cash and due from banks	$11,812,127	$6,235,186
Federal funds sold and other interest-bearing deposits	795,257	1,002,199
Cash and cash equivalents	12,607,384	7,237,385
Certificates of deposit in other banks	342,000	100,000
Securities available for sale	26,717,736	28,433,391
Securities held to maturity	18,209,647	18,204,182
Federal Home Loan Bank stock, at cost	979,600	1,063,600
Mortgage loans held for sale	300,000	327,700
Loans, less allowance for loan losses of $2,501,955 and $2,458,911	337,119,741	332,533,706
Premises and equipment	5,141,568	5,206,271
Accrued interest receivable	1,027,198	1,020,256
Deferred income taxes	1,083,876	998,032
Other real estate owned	265,500	265,500
Bank owned life insurance	6,931,495	6,891,590
Other assets	611,813	622,856
	$411,337,558	$402,904,469

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$59,185,184	$64,403,133
Interest-bearing	274,613,264	255,393,291
Total deposits	333,798,448	319,796,424
Securities sold under repurchase agreements	19,604,308	21,768,507
Federal Home Loan Bank of Atlanta advances	12,500,000	17,000,000
Accrued interest payable	228,686	180,620
Other liabilities	2,509,634	2,359,986
	368,641,076	361,105,537
Stockholders' equity
Common stock, par value $.01 per share,
authorized 5,000,000 shares; issued and outstanding
1,667,863 shares in 2018 and 1,667,813 in 2016	16,679	16,678
Additional paid-in capital	26,871,345	26,869,796
Retained earnings	16,418,327	15,306,625
Accumulated other comprehensive income	(609,869)	(394,167)
	42,696,482	41,798,932
	$411,337,558	$402,904,469

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

Three Months Ended March 31,	2018	2017

Interest income
Loans, including fees	$3,933,155	$3,616,168
Investment securities - taxable	154,860	195,745
Investment securities - tax exempt	142,763	147,254
Federal funds sold and other interest earning assets	26,968	17,445
Total interest income	4,257,746	3,976,612

Interest expense
Deposits	438,410	310,805
Securities sold under repurchase agreements	34,389	46,515
Federal Home Loan Bank advances and other borrowings	62,962	28,393
Total interest expense	535,761	385,713
Net interest income	3,721,985	3,590,899

Provision for loan losses	50,000	50,000

Net interest income after provision for loan losses	3,671,985	3,540,899

Noninterest income
Service charges on deposit accounts	161,840	176,890
Mortgage banking income	54,193	57,781
Bank owned life insurance income	39,905	42,916
Gain on sale of loans	60,508	-
Other fees and commissions	23,834	25,457
Total noninterest income	340,280	303,044

Noninterest expense
Salaries	1,283,510	1,158,895
Employee benefits	367,454	355,541
Occupancy	177,533	183,803
Furniture and equipment	161,616	164,769
Other	639,177	640,260
Total noninterest expense	2,629,290	2,503,268

Income before income taxes	1,382,975	1,340,675
Income taxes	260,857	357,118
Net income	$1,122,118	$983,557

Earnings per share - basic and diluted	$0.67	$0.59